FORM OF TRADING AGREEMENT

THIS AGREEMENT is made and entered into as of this ___ day of _________, 2011, by and among Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Advisor”), ________________, a [Delaware limited liability company] (the “Trader”), and the Underlying Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of the Managed Futures Portfolio (the “Fund”).

WHEREAS, the Trust and each series comprising the Trust, including the Fund (collectively, the “Funds”), have been formed for the purpose of creating a fund-of-funds structure with their affiliate, Hatteras Alternative Mutual Funds Trust, a Delaware statutory trust (“Hatteras Mutual Funds”), in which each series of Hatteras Mutual Funds, including any future series of Hatteras Mutual Funds, invests 100% of its assets in certain or all of the Funds; and

WHEREAS, the Advisor, on behalf of the Fund, may allocate a portion of the Fund’s assets not to exceed in the aggregate 25% of its assets to one or more separate trading accounts (each a “HTA Separate Trading Account”) established for Hatteras Trading Advisors, an exempted company incorporated in the Cayman Islands (“HTA”) and a wholly-owned subsidiary of the Fund; and

WHEREAS, the Fund will maintain a cash sub-account (the “Cash Sub-Account”) corresponding to the HTA Separate Trading Account established for a Trader that will be held by the Fund’s custodian and invested in cash or cash equivalents by the Advisor; and

WHEREAS, by virtue of the fund-of-funds structure, the Trader will serve as a commodity trading adviser (“CTA”) for the  HTA Separate Trading Account established for such Trader and, therefore, indirectly of the Fund and ultimately to any series of Hatteras Mutual Funds which invests in the Fund; and

WHEREAS, the Trust, and therefore the Fund, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor has been appointed investment advisor to the Fund and pursuant to an Investment Advisory Agreement and separately to HTA, pursuant to the Cayman Investment Advisory Agreement, each dated August 23, 2011 (each an “Advisory Agreement”), which has been approved by the Trust’s Board of Trustees (the “Board of Trustees”); and

WHEREAS, the Advisor has the authority to determine, in its sole discretion, the percentage of the Trust’s net assets to be contributed into or subtracted from the Fund including the portion thereof that will be allocated to the HTA Separate Trading Account established for and to be traded by the Trader; and

WHEREAS, the Advisor and the Trust desire to retain the Trader to assist the Advisor in providing a continuous investment program for that portion of the Fund’s assets allocated to the HTA Separate Trading Account from the Fund’s assets and, the Trader is willing to do so; and

WHEREAS, the Board of Trustees has approved this Agreement, and the Trader is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Advisor and the Trust hereby appoint the Trader to serve as CTA with respect to that portion of the Fund’s assets allocated to the HTA Separate Trading Account and established for the Trader.  Intending to be legally bound, the Trader accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Advisory Services. Subject to the supervision of the Board of Trustees and the Advisor, the Trader will assist the Advisor in providing a continuous investment program for that portion of the Fund’s assets allocated to the Trader’s HTA Separate Trading Account including, investment research and management with respect to commodity interests, including, futures contracts, options on futures contracts, forward contracts or commodities, and swaps (“Commodity Interests”).  The Trader will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as set forth in the Fund’s (i) registration statement filed with the Securities and Exchange Commission (the “SEC”) in effect on the date hereof and as amended or supplemented during the term of this Agreement and (ii) resolutions of the Board of Trustees applicable to the Fund.  The Fund shall provide the Trader with written notice of any changes to such objective, policies and restrictions no less than 60 days prior to the effectiveness of any such change.

Without limiting the generality of the foregoing, the Trader further agrees that it:

(a)           will assist in determining from time to time what Commodity Interests will be purchased, retained or sold for its HTA Separate Trading Account;

(b)           will place orders pursuant to its investment determinations for its HTA Separate Trading Account with any futures commission merchant selected at the discretion of the Trader;

(c)           will attend either in person or via telephone regular business and investment-related meetings with the Board of Trustees and the Advisor, as requested by the Trust, the Advisor or both; and

(d)           will maintain books and records with respect to the Commodity Interests held in its HTA Separate Trading Account, furnish to the Advisor and the Board of Trustees such periodic and special reports as they may reasonably request with respect to its HTA Separate Trading Account and provide in advance to the Advisor all reports to the Board of Trustees for examination and review within a reasonable time prior to the Board of Trustees’ meetings.

3. Covenants by the Trader. The Trader agrees with respect to the services provided to its HTA Separate Trading Account and indirectly the Fund that it:

(a)           as part of its retention as a CTA with respect to the trading of its HTA Separate Trading Account, is authorized by its governing documents to enter into this Agreement and the terms of this Agreement do not violate any obligation by which the Trader is bound, whether arising by contract, operation of law or otherwise;

(b)           will maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, including its status as a CTA with the Commodity Futures Trading Commission (the “CFTC”) and as a Registered Investment Adviser with the SEC and will conform with all applicable Rules and Regulations of the CFTC and the SEC;

(c)           will electronically deliver trade information to the Fund’s designated Fund Accountant no later than the first business day following the day of the trade and adopt such other trade reporting, settlement and clearance procedures with respect to the Fund as shall be in accordance with the Fund’s existing procedures and as mutually agreed by the parties hereto;

(d)           will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except (i) after prior written notification to the Trust, to respond to requests that are a part of routine regulatory audits or inspections or (ii) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where the Trader may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust);

(e)             will maintain its own Code of Ethics and report to the Advisor’s Compliance Officer any violation of such Code that pertains to the management of the Fund, via a periodic compliance certification;

(f)             will maintain its own compliance program or manual, pursuant to Rule 206(4)-7 of the Investment Advisers Act of 1940 and, as may be required from time to time, for all CTAs registered with the CFTC.  The Trader will provide either the manual or a summary thereof, including updates thereto, to the Advisor’s Compliance Officer; and

(g)             in furnishing services hereunder, the Trader will not consult with any other CTA to (i) the Funds, (ii) any other Fund of the Trust or (iii) any other investment company under common control with the Trust concerning the Commodity Interests held in its HTA Separate Trading Account. (This shall not be deemed to prohibit the Trader from consulting with any of its affiliated persons concerning transactions in the Commodity Interests.  This shall also not be deemed to prohibit the Trader from consulting with any other covered CTAs concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act, if applicable.)

4. Covenants by the Advisor and the Trust. The Advisor and the Trust agree with respect to the services provided to the Fund:

(a)           that the retention of the Trader as a CTA with respect to the HTA Separate Trading Account established for the Trader, is authorized by the governing documents relating to the Fund, and the terms of this Agreement do not violate any obligation by which the Fund is bound, whether arising by contract, operation of law or otherwise;

(b)           that the Trader may use the HTA name on a representative client list.

(c)           that the Advisor and the Trust will treat confidentially and as proprietary information of the Trader, all records and other information relative to the Trader and its affiliates and will not use such records and information for any purpose other than the performance of its duties  and obligations hereunder or pursuant to disclosure requirements under the Federal securities laws (except (i) after prior written notification to the Trader, to respond to requests that are a part of routine regulatory audits or inspections or (ii) after prior notification to and approval in writing by the Trader, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where the Advisor or Trust may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust); and

(d)           that each of the Advisor and the Trust will maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body and will conform with all applicable rules and regulations of the SEC and other applicable law and regulations.

5. Services Not Exclusive. The services furnished by the Trader hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Trader or any affiliated person of the Trader or any employee, agent, manager or affiliated person of such person from acting as a CTA for any other person or persons, including other investment vehicles or separate accounts of any type with investment objectives and policies the same as or similar to those of the Fund or the HTA Separate Trading Account, or (ii) limit or restrict the Trader or any such employee, agent, manager or affiliated person from buying, selling or trading any Commodity Interests for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Trader agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement.

6. HTA Separate Trading Account Transactions. The HTA Separate Trading Account and other accounts advised or managed by the Trader may invest in the same Commodity Interests.  When the Trader seeks to purchase or sell the same Commodity Interests at substantially the same time on behalf of its HTA Separate Trading Account and/or another account, the Trader shall, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on an average price basis, and available investments will be allocated as to amount in a manner which the Trader believes to be equitable to the HTA Separate Trading Account and such other account. In some instances, this investment procedure may adversely affect the price paid or received by the HTA Separate Trading Account or the size of the position obtained or sold by the HTA Separate Trading Account.  To the extent permitted by law, the Trader may aggregate the Commodity Interests to be sold or purchased for the HTA Separate Trading Account with those to be sold or purchased for other accounts in order to obtain best execution on an overall basis for all the Trader’s clients.  In that connection, however, the Trader agrees that: (i) in rendering consulting, advisory and management services to other Commodity Interest trading accounts and entities, it will use its best efforts to achieve an equitable treatment of all accounts and will use a fair and reasonable system of order entry for all accounts; and (ii) it will not deliberately use any trading strategies for the HTA Separate Trading Account which it or its principals know are inferior to those employed by other accounts.  The Trader further agrees to be aware of the position limits imposed on certain Commodity Interest contracts by the CFTC or applicable contract market.  The Trader will be entitled to use that portion of the applicable position limits that bears the same relationship that the HTA Separate Trading Account's assets allocated to it bears to all of the HTA Separate Trading Account's assets.  If, at any time during the term of this Agreement, the Trader is required to aggregate the HTA Separate Trading Account's Commodity Interest positions with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, the Trader will promptly notify the Advisor if the HTA Separate Trading Account's positions are included in an aggregate amount which exceeds the applicable speculative position limit.  If the speculative positions limits are reached in any Commodity Interest contract, the Trader will modify the trading instructions to the HTA Separate Trading Account and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts.  The Trader currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the HTA Separate Trading Account given the Trader's current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

The Disclosure Document of the Trader and any other information relating to the Trader, its businesses, principals, and past performance record that has been requested by the Advisor, has been delivered to the Advisor and is current, accurate and complete in all material respects and is in compliance with all applicable laws, rules and regulations, including Part 4 of the CFTC regulations, and the Trader will provide the Advisor with updated or amended copies of any such materials.

The Trader shall place orders for the purchase and sale of all Commodity Interests for its HTA Separate Trading Account and will utilize futures commission merchants to execute transactions in accordance with the Fund’s policies and restrictions regarding trade allocations.

7. Covenants by the Advisor. The Advisor agrees with respect to the services provided to the Advisor hereunder that the Advisor will conform to the applicable Rules and Regulations of the SEC.

8. Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof; this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

9. Books and Records. In compliance with the requirements of Rule 31a-3 of the 1940 Act and Rule 4.23 of the CFTC, the Trader hereby agrees that all records which it maintains for its HTA Separate Trading Account are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Trader further agrees to preserve for the periods prescribed by Rule 31a-2 of the 1940 Act and Rule 4.23 of the CFTC, if applicable, the records required to be maintained by the CFTC and the SEC, if applicable, with respect to the services provided by the Trader hereunder.

10. Expenses. During the term of this Agreement, the Trader will pay its own expenses incurred in connection with the performance of its obligations under this Agreement. Nothing herein, however, shall be deemed to require the Trader to pay any expenses of its HTA Separate Trading Account, the Fund or the Advisor.

11. Compensation. In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement the Advisor will pay to the Trader, as compensation for the services provided by the Trader under this Agreement, a monthly fee equal to [  ]% (on an annualized basis) of the aggregate average net assets of the Trader’s HTA Separate Trading Account and the corresponding Cash Sub-Account, plus any leveraged amount applied to such assets by the Advisor, over which the Trader has trading authority.  Notwithstanding Section 14 below, the Trader shall only be entitled to compensation under this Section 11 for so long as and to the extent it has trading authority over its HTA Separate Trading Account, which trading authority may be terminated at any time by the Advisor in its sole discretion when it is determined by the Advisor that it is in the best interest of the Fund and the Trust to do so, without regard to the sixty (60) days notice period required for termination of this Agreement. The Advisor shall pay the Trader as soon as practical after the last day of each calendar month, but no later than five (5) business days after the end of each month.  The Advisor or its designee shall provide the Trader with a fee reconciliation report with each monthly payment.  In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the aggregate average net assets of the Trader’s HTA Separate Trading Account and the corresponding Cash Sub-Account, in accordance with the Fund’s prospectus.

12. Standard of Care: Limitation of Liability: Limited Indemnity.  The Trader shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other accounts and customers, but shall not be liable for any action taken or omitted by the Trader in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Fund further agrees to indemnify, defend and hold the Trader, and its managers, officers, directors, equity holders, employees and agents (“Related Persons”), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been a CTA for the HTA Separate Trading Account, or in connection with the past or present performance of services to the Fund in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties on the part of the Trader in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Advisor and/or the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Trader or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Advisor, the Fund or both may have under any such federal or state securities laws.

13. Reference to the Trader. Neither the Advisor nor any affiliate or agent of it shall make reference to this Agreement or use the name of the Trader or any of its affiliates except with respect to references in regulatory filings and communications with shareholders concerning the identity of and services provided by the Trader to the HTA Separate Trading Account or the Fund, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Fund, or the Fund’s registration statement and any advertising or promotional materials, provided such materials are FINRA compliant, without the prior approval of the Trader.

14. Duration and Termination. Unless sooner terminated, this Agreement shall be for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board of Trustees provided that its continuance also is approved by a majority of the members of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on sixty (60) days’ written notice, by the Board of Trustees, by the Advisor or by the Trader or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 3(e), 9, 11, 12, 13 and 16 shall survive any termination or expiration.

15. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the members of the Board of Trustees who are not interested persons of the Advisor or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

16. Non-Solicitation.  During the term of this Agreement and for a period of two (2) years thereafter, each of the Trust and the Advisor on one hand and the Trader on the other agrees that it will not directly or indirectly, on its own behalf or on behalf of any other person, (i) solicit, induce or encourage the resignation of any member or employee of the other party or its affiliates, including those providing support, investment management, or client solicitation services, or hire any such member or employee whom the other party or its affiliates employed at any time during the twelve (12) month period preceding the termination of this Agreement; or (ii) in any way interfere or attempt to interfere with the relationship between the other party and its affiliates and any of their members or employees.

17. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Trader at:

[Please provide address, etc.]

with a copy to:

[Please provide contact information]

To the Advisor at:

Hatteras Alternative Mutual Funds, LLC
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615-3052
Attn:  J. Michael Fields, Chief Operating Officer
Facsimile:  (919) 846-3433

with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn:  Joshua B. Deringer, Esq.

To the Board of Trustees or the Fund at:

Hatteras Alternative Mutual Funds Trust
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615-3052
Facsimile:  (919) 846-3433

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention:  Thomas R. Westle, Esq.
Facsimile: (917) 332-3817

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile; (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) business day after the date of the mailing thereof.

18. Legal Proceedings. The Trader will not advise or act for the Advisor of the Fund in any legal proceedings, including bankruptcies or class actions, involving Commodity Interests held or previously held in the HTA Separate Trading Account or the Fund without the prior written consent of the Advisor.

19. Binding Arbitration. The parties hereto agree that any dispute between or among any of the parties arising out of, relating to or in connection with this Agreement or HTA, the Fund or the Trust, shall be resolved exclusively through binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) to the fullest extent permitted by law. Both the Advisor and Trader, understand that Arbitration is final and binding on both parties and that each party in executing this agreement is waiving their rights to seek remedies in court, including the right to jury trial.  The arbitration hearing shall be held in Raleigh, North Carolina.  Disputes shall not be resolved in any other forum or venue.  Each party will jointly appoint one arbitrator within 30 business days after notice from the AAA of the filing of the demand for arbitration. The two arbitrators nominated by the parties will attempt to agree on a third arbitrator within 30 business days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the third arbitrator within the 30-day period, then the AAA will appoint the third arbitrator within 30 business days following the expiration of the 30-day period. Any award rendered by the arbitrators will be final and binding on the parties hereto, and judgment upon the award may be entered in the courts of the state of North Carolina and/or the U.S. District Court for the Eastern District of North Carolina, or any other court having jurisdiction over the award or having jurisdiction over the parties or their assets. The arbitration agreement contained in this Section 19 will not be construed to deprive any court of its jurisdiction to grant provisional relief (including by injunction or order of attachment) in aid of arbitration proceedings or enforcement of an award.  In the event of arbitration as provided in this Section 19, the arbitrators will be governed by and will apply the substantive (but not procedural) law of Delaware, to the exclusion of the principles of the conflicts of law of Delaware. The arbitration will be conducted in accordance with the procedures set out in the commercial arbitration rules of the AAA. If those rules are silent with respect to a particular matter, the procedure will be as agreed by the parties, or in the absence of agreement among or between the parties, as established by the arbitrators.  Notwithstanding any other provision of this Agreement, this Section 19 will be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C ss. 5701 et seq.) (the “Delaware Arbitration Act”).  If, nevertheless, it is determined by a court of competent jurisdiction that any provision or wording of this Section 19, including any rules of the AAA, are invalid or unenforceable under the Delaware Arbitration Act or other applicable law, such invalidity will not invalidate all of this Section 19. In that case, this Section 19 will be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 19 will be construed to omit such invalid or unenforceable provision.

20. Force Majeure.  In addition, and without limiting any other provision of this Agreement, the Trader shall not be liable for (i) force majeure or other events beyond the control of the Trader, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, theft, operator errors, government restrictions, exchange or market rulings or suspension of trading, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Trader or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable, or (ii) general market conditions rather than a violation of this Agreement by the Trader.

21. Limits on Obligations.  Notwithstanding anything to the contrary in this Agreement, in no event will the Trader be obligated to effect any transaction or instruction it believes (without verification or inquiry) would violate any law, rule or regulation; the rules or regulations of any regulatory or self-regulatory body; or the Trader’s legal, regulatory, or operational policies and procedures; provided, however, that the Trader must provide the Advisor written notice of its decision not to effect a transaction within one business day of such decision.

22.  Independent Agent.  It is understood and agreed that the Trader shall be an independent contractor of the Advisor and the Trust and, except as specifically provided in this Agreement, that the Trader shall not have authority to act for or represent the Advisor or the Trust contained herein shall create or constitute the Trader and the Advisor or Trust as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

23. Miscellaneous. Neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24. Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings relating thereto.

25. Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law in a manner not in conflict with the provisions of the CFTC or the 1940 Act, as applicable.

26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

[Insert Name of Trader]

By: _____________________________
Name:
Title:

Hatteras Alternative Mutual Funds, LLC

By: _____________________________
Name:  J. Michael Fields
Title:    Chief Operating Officer

Underlying Funds Trust

By: _____________________________
Name:  J. Michael Fields
Title:    Secretary